Exhibit 10.3

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated effective February 12, 2025 (the “Effective Date”), is by and between Vivakor ADMINISTRATION, LLC, a Texas limited liability company, Employer Flexible HR, LLC (together, the “Company”), and ANDRE JOHNSON, an individual domiciled in [_________] County, Texas (the “Employee”). The Company and Employee may herein be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Employee is an experienced human resources administrator;

WHEREAS, Employee was under an employment agreement with Endeavor Crude, LLC, a Texas limited liability company (“Endeavor”) dated August 16, 2023 where he served as Endeavor’s human resources administrator (the “Endeavor Employment Agreement”);

WHEREAS, on October 1, 2024, Vivakor, Inc., a Nevada corporation (“Vivakor”), acquired Endeavor;

WHEREAS, on October 1, 2024, Vivakor notified Employee that it was assigning the Endeavor Employment Agreement to the Company, however, due to certain changes in the terms of Employee’s employment that were to begin on October 1, 2024, the Company and Employee desire to enter into this Agreement to memorialize the terms of Employee’s employment with the Company and replace the Endeavor Employment Agreement;

WHEREAS, Company desires to employ the Employee pursuant to the terms and conditions herein contained, and Employee desires to be employed by Company upon the terms and conditions herein contained;

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, the Parties agree as follows:

1. Employment. The Company shall employ the Employee and the Employee shall accept such employment subject to the terms and conditions contained in this Agreement applying retroactively to October 1, 2024. From and after the Effective Date, the Employee shall be engaged as an employee of the Company and the Employee and the Company do not intend to create a joint venture, partnership or other relationship that might impose similar such fiduciary obligations on the Employee or the Company in the performance of this Agreement. In all respects not controlled by or set forth in this Agreement, the Employee’s employment shall be at-will according to the laws of the State of Texas.

2. Employee’s Duties. The Employee shall be employed by the Company on a full-time basis. Throughout the term of this Agreement, the Employee will use the Employee’s best efforts and due diligence to assist the Company in the objective of achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

(a) Specific Rights and Duties. From the Effective Date and the term of this Agreement, the Employee shall have the title of Vice President, Human Resources of the Company (and, if applicable, its affiliates and subsidiaries). In this role, Employee will have all the responsibilities, duties and authority as are generally associated with the position of Chief Administrative Officer, including the managing, directing, and supervising the human resources area of the Company (and its affiliates and subsidiaries). The Employee agrees to perform all of the services required to fully and faithfully execute the offices and positions to which the Employee is appointed and such other services as may be reasonably directed by the Chief Executive Officer and/or Chief Financial Officer of the Company in accordance with this Agreement. The Employee’s principal place of employment will be in Dallas County, Texas.

(b) Employee Handbook, Rules and Regulations. From time to time, the Company or its parent companies may issue policies and procedures applicable to employees and the Employee including an Employment Policies Manual or Employee Handbook. The Employee agrees to comply with such policies and procedures, except to the extent such policies are inconsistent with this Agreement. Such policies and procedures may be supplemented, modified, changed or adopted without notice in the sole discretion of the Company at any time. In the event of a conflict between such policies and procedures and this Agreement, this Agreement shall control unless compliance with this Agreement will violate any governmental law or regulation applicable to the Company or its affiliated entities. Any activity by the Employee that is expressly permitted by this Agreement is hereby deemed by the Company not to violate such policies and procedures.

(c) Licensing and Registration. During the Term, (i) the Employee shall maintain all licenses, registrations, or accreditations necessary under applicable law or as may be required by any professional association, professional sports league, players association, or other regulatory body that are necessary or advisable to fully perform Employee’s duties under this Agreement; and (ii) the Employee shall at all times perform Employee’s employment in accordance with all regulations or other standards of conduct issued or maintained by any applicable governmental authority or professional association. To the maximum extent permitted by applicable law, in the event the Employee breaches the obligations of this Section 2(a), the Employee acknowledges that the Company shall be entitled to claw back, and that the Employee shall be obligated to repay to the Company, (i) any expenses incurred for continuing education or certification to maintain such licenses, registrations, and accreditations, and (ii) any Base Salary, Wages or other compensation paid to Employee during the period in which the Employee failed to comply with such professional. The Employee acknowledges and agrees the Company may satisfy Employee’s repayment obligation by way of deduction from any other amounts owed by the Company to the Employee and authorizes such deduction in accordance with any applicable state law.

3. Employee’s Compensation. The Company agrees to compensate the Employee as follows:

(a) Incentive Equity Signing Bonus. Promptly after the Effective Date, restricted shares of Vivakor’s common stock equal to Two Hundred Fifty Thousand and No/100s U.S. Dollars ($250,000.00), as defined below, shall be paid to the Employee as an incentive equity grant to enter into this Agreement (the “Signing Bonus”). All of the Signing Bonus restricted common stock will be priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the day of such grant. All shares comprising the Signing Bonus shall be issued under Vivakor’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. As a condition to receiving the Signing Bonus, the Employee must execute and enter into a lock-up agreement substantially and materially in the form and content set forth on Exhibit “B” hereto.

(b) Base Cash Compensation. Annualized cash salary compensation equal to not less than One Hundred Eighty Thousand and No/100s U.S. Dollars ($180,000) from October 1, 2024 to December 31, 2024, with the annualized cash salary compensation increasing to Two Hundred Thousand and No/100s U.S. Dollars ($200,000.00 USD) effective January 1, 2025, to be paid to the Employee in equal bi-weekly installments (the “Base Compensation”). The Base Compensation may be further increased by the Company from time to time.

(c) Base Equity Compensation. In addition to Employee’s annual cash compensation, Employee will be issued annual equity compensation in the form of restricted shares of Vivakor’s common stock equal to Seventy Five Thousand and No/100s U.S. Dollars ($75,000.00), as defined below, shall be paid to the Employee in equal quarterly installments each calendar quarter so long as Employee is employed by the Company at the end of each respective calendar quarter (the “Annual Salary Shares”). All of the Annual Salary Shares will be restricted common stock and priced per share based on the volume-weighted average price for the preceding five (5) NASDAQ trading days prior to the end of each applicable calendar quarter. All shares comprising the Annual Salary Shares shall be issued under Vivakor’s 2023 Equity and Incentive Plan or successor plan and otherwise in accordance with applicable law and the rules and regulations of The Nasdaq Capital Market, and, in the event that any such shares cannot be issued because compliance with such requirements has not been met, the obligation to issue such shares will be accrued until such time as such compliance requirements have been satisfied. As a condition to receiving the Annual Salary Shares, the Employee must execute and enter into a lock-up agreement substantially and materially in the form and content set forth on Exhibit “B” hereto.

(d) Annual Incentive Compensation. In connection with the Company acquiring Endeavor, the Company is granting the Employee a one-time cash incentive bonus of $150,000 for services rendered in 2024 to be paid as follows (i) two percent (2%) of all funds received by the Company as a result of financing transactions, merger transactions, acquisition transactions, or sale of asset transactions that are completed after February 15, 2025, except funds received from any loans by an officer or director of the Company, and (ii) all remaining amounts due in full on or before April 30, 2025 (the “Initial Bonus”). In future years, the Employee shall be eligible for such annual bonuses in such amounts up to 100% of the value of his annual Base Compensation and at such times, annual or otherwise, as determined in the sole discretion of the Chief Executive Officer and/or Chief Financial Officer and/or the Compensation Committee of the Board of Directors of Vivakor. Nothing contained herein should be interpreted as guaranteeing Employee any annual bonus except for the Initial Bonus.

(e) Benefits. The Company agrees to extend to the Employee retirement benefits, deferred compensation, travel, tolls, meal, lodging, entertainment, customer development and retention, and any other benefits the Company provides to other full-time employees from time to time on the same terms as such benefits are provided to such individuals, as well as coverage under the Company’s medical, life and disability insurance plans, if any (the “Benefits”). If the Employee is accepted for coverage under such plans, the Company will provide such coverage on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Company may condition any such benefits on the Employee paying any amounts which the Company requires other employees to pay with respect to such benefits.

(f) Retirement Plan Contributions. Notwithstanding anything contained herein to the contrary, in lieu of any cash compensation set forth in Sections 3(b), on annual basis Employee may elect, in their sole and absolute discretion, for Company to contribute to Employee’s retirement plan maintained by the Company such amount of cash compensation as directed by Employee, up to the maximum total annual combined contribution limit of employer and employees to retirement plans set forth by the Internal Revenue Service, and to deduct the same from Employee’s Base Cash Compensation, as directed. Such amount shall be remitted as an employer contribution to Employee’s retirement plan maintained by the Company. Such retirement plan contributions shall be deducted by Company on a pre-tax basis, as applicable, from Employee’s cash compensation set forth in Sections 3(b).

(g) Vacation. The Employee will be entitled to take paid time off, sick leave, and vacation in accordance with the Company’s general employment policies set forth in the Employee Handbook.

(h) Expenses. The Company may reimburse Employee for reasonable, out-of-pocket expenses incurred for the benefit of the Company and in the course of Employee’s employment. In order to receive reimbursement for such expenses, Employee must (i) submit copies of receipts for all such expenses, together with an aggregated expense report, to the Company no later than thirty (30) days after such expenses were incurred; (ii) seek advance approval for any single expenses reasonably anticipated to exceed $1,000.00 individually or $3,000.00 in the aggregate if such expenses relate to the same business purposes (e.g., travel, meals and lodging for an event or conference); and (iii) comply with any applicable expense reimbursement policies of the Company. Reimbursement for all expenses remains subject to Company review and approval. Except to the extent required by applicable law, the Company shall have no obligation to reimburse the Employee for expenses if the foregoing criteria are not met.

(i) Taxes and Withholdings. All compensation payable to the Employee under this Section 3 shall be less all taxes and withholdings required by applicable law.

4. Term. This Agreement shall be for a term commencing on the Effective Date and terminating at the conclusion of the Employee’s employment by the Company, whether by resignation, termination without cause, termination for Cause, or death of the Employee.

5. Termination. This Agreement may be terminated in accordance with the following terms and conditions:

(a) Termination without Cause. The Employee or the Company may terminate the Employee’s employment without Cause at any time by the service of written notice of termination to the Employee specifying an effective date of such termination not sooner than five (5) business days after the date of such notice (the “Termination Date”). In the event the Employee is terminated without Cause by the Company, the Employee shall be entitled to: (i) the then-current Base Cash and Equity Compensation in an amount equal to twelve (12) calendar months’ pay; (ii) excepting participation in any retirement or deferred compensation plan maintained by the Company, continuation of the Benefits at the levels and upon the terms provided on the date of termination hereunder, for twelve (12) calendar months’ following termination of Employee’s employment; (iii) all accrued but unused paid time off, vacation days, personal days, and sick days, and (iv) the cost of outplacement services (the “Termination Compensation”).

(b) Termination for Cause. The Company may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” means: (i) the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or one of the Company subsidiaries (other than a failure resulting from incapacity due to physical or mental illness); or (ii) the willful engaging by the Employee in illegal conduct, gross misconduct, or a clearly established violation of the Company’s written policies and procedures, in each case which is materially and demonstrably injurious to the Company. For purposes of this provision, an act or failure to act, on the part of the Employee, will not be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company. In the event this Agreement is terminated for Cause, the Company shall have only the obligation to pay (x) accrued but unpaid Base Compensation and (y) accrued but unpaid paid time off, including sick days, vacation days, and personal days, to the Employee after the effective date of such termination.

(c) Termination for Diminution of Duties. If the Employee resigns their Employment for (i) a material and adverse diminution of the Employee’s duties, responsibilities or authorities, (ii) a reduction in the Base Compensation, (iii) a relocation of the Employee’s principal place of employment more than fifty (50) miles outside the Dallas-Fort Worth metropolitan area (each, a “Diminution”), then the Employee shall be entitled to the Termination Compensation. The Employee must deliver written notice of a Diminution to the Board of Directors of the Company and permit the Company thirty (30) days to cure such Diminution.

(d) Payment. The Termination Compensation under this Section 5 shall be paid in equal installments in equal bi-weekly installments for the period of time such Termination Compensation is calculated. All payments shall be made in U.S. Dollars, in the form and manner in which the Employee was receiving his Base Compensation at the time of termination, unless the parties shall otherwise mutually agree, less applicable governmental withholdings. Subsequent to a termination without Cause of the Employee’s employment, the receipt of a notice of Diminution of Duties by the Board of Directors, or a Change in Control, the Company shall be prohibited from terminating the Employee for Cause.

(e) Release. As a condition to receiving the Termination Compensation, the Company may require the Employee to execute a release materially and substantially in the form and content attached hereto as Exhibit “A” at the time of the termination of Employee’s employment. The Company shall be obligated to pay the Employee in accordance with the terms hereof only if the Employee returns an originally-executed copy of such release to the Company’s designated representative.

6. Indemnification. In addition to any rights Employee may have under the Company’s charters, bylaws, or other governing documents, the Company agrees to indemnify Employee and hold Employee harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys’ and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Employee in connection with any claim, action, proceeding or investigation brought against or involving Employee with respect to, arising out of or in any way relating to Employee’s employment with the Company; provided, however, that the Company shall not be required to indemnify Employee for Losses incurred as a result of Employee’s intentional misconduct or gross negligence (other than matters where Employee acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Employee shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Employee shall have the right to employ counsel to represent them (at the Company’s expense) if Company counsel would have a conflict of interest in representing both the Company and Employee. The Company shall not settle or compromise any claim, action, proceeding or investigation without Employee’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money (and no admission of guilt or wrong doing by Employee) and the Company fully indemnifies Employee in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by Employee in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will obtain and maintain a policy of directors’ and officers’ liability insurance covering Employee and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors’ and officers’ liability insurance policy covering Employee for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Employee for which coverage is available under such directors’ and officers’ liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement without limitation.

7. Arbitration. Any dispute, controversy or claim arising out of or relating in any way to the employment of the Employee or this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of Agreement, shall be solely and exclusively resolved by confidential, binding arbitration upon a Party’s submission of the dispute to arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made more than two (2) years from when the aggrieved Party knew or should have known of the controversy, claim, dispute or breach.

(a) This agreement to arbitrate shall be specifically enforceable. A Party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(b) The arbitration shall be conducted by one (1) arbitrator to be selected by the Employee. Any Party may initiate arbitration by serving notice upon the other Party and filing a demand for arbitration with the American Arbitration Association.

(c) Unless waived in writing by all parties to the arbitration, the arbitration shall be conducted in accordance with the then-existing Expedited Labor Arbitration Rules of the American Arbitration Association, and shall be held and conducted in Dallas County, Texas.

(d) Except as may be required by law, neither Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(e) No later than thirty (30) days after the selection of an arbitrator, each Party shall prepare and deliver to both the arbitrator and other Party its last, best offer for fully and finally resolving the dispute and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within forty-five (45) days after the arbitrator’s appointment, the arbitrator will select from the two (2) proposals provided by the Parties the proposal such arbitrator believes is most consistent with the intent of the Parties when this Agreement was entered into; provided, however, the arbitrator may not alter the terms of this Agreement nor the proposals of either Party.

(f) Notwithstanding the foregoing, the arbitrator shall have no authority to award punitive, consequential, special, or indirect damages, or equitable relief. The arbitrator shall award interest from the time of the breach to the time of payment of the award at the rate equal to the prime rate of interest published in the most recent edition of The Wall Street Journal at the time of any award plus three percent (3%).

(g) The cost of the arbitration proceeding, as applicable (including, without limitation, reasonable attorneys’ fees and costs, expert fees, arbitrator fees, and related costs and expenses), shall be borne by the non-prevailing Party. The cost of any proceeding in court to confirm or to vacate any arbitration award shall be borne by the non-prevailing Party thereto. For purposes of this subsection, the “non-prevailing Party” is the Party whose proposal was not selected by the arbitrator for award.

(h) The arbitrator’s award or decision shall be final, binding, and non-appealable. It is specifically understood and agreed that any Party may enforce any award rendered pursuant to the arbitration provisions hereof by bringing suit in a court of competent jurisdiction situated in Dallas County, Texas. IN RESPECT OF ANY ENFORCEMENT ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS AND WAIVES ALL OBJECTION TO THE CONTRARY TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT OF COMPETENT JURISDICTION LOCATED WITHIN DALLAS COUNTY, STATE OF TEXAS, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO HIM AT THE ADDRESS SPECIFIED IN THIS AGREEMENT.

(i) Employee has read and understands this arbitration provision and has had the opportunity to seek independent legal counsel regarding the process and potential impact of binding arbitration.

8. Restrictive Covenants.

(a) Acknowledgments. The Employee understands and acknowledges that by virtue of the Employee’s employment with the Company, the Employee will have access to and knowledge of Confidential Information and trade secrets of the Company, will be in a position of trust and confidence with the Company, and will benefit from the Company’s goodwill. The Employee understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill. The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Employee violates the restrictive covenants below.

(b) Non-Solicitation of Employees. Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting, training, and retaining its employees and that the loss of employees would cause significant and irreparable harm to the Company. Employee agrees and covenants, during the term of the Employee’s employment with the Company and for a period of twelve (12) months from the termination of the Employee’s employment with the Company for any reason, not to, on the Employee’s own behalf or on behalf of any other person or entity other than the Company, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit away from the Company, or induce the termination of employment or services of, any employee, consultant, or independent contractor employed or engaged by the Company in the twelve (12) months preceding the last day of the Employee’s employment with the Company.

(c) Non-Interference. The Employee agrees and covenants, during the first twelve (12) months, to run consecutively, beginning on the last day of the Employee’s employment with the Company for any reason, not to directly or indirectly induce, influence, or encourage any customer, supplier, vendor, referral source, or other business relation of the Company to negatively alter, terminate, diminish, or breach its contractual or other business relationship with the Company or to enter any transaction that would result in any of the foregoing.

(d) Acknowledgments. With regard to the covenants set forth in this Section 8, the Employee acknowledges and agrees that: (i) the restrictions are ancillary to an enforceable agreement, including the provisions of this Agreement regarding disclosure, ownership and use of Confidential Information, and goodwill of the Company; (ii) the limitations as to time, geographical area, and scope of activity to be restrained are reasonable and acceptable to the Employee, and do not impose any greater restraint than is reasonably necessary to protect the goodwill, Confidential Information, and other business interests of the Company; (iii) performance by the Employee of the covenants and agreements contained herein, and the enforcement by the Company of the provisions contained herein, will cause no undue hardship on the Employee; and (iv) the restrictions in this Section 8 are in addition to, and not in lieu of, any other restrictive covenant agreements between the Employee and the Company.

(e) Reformation. If any provision in this Section 8 is determined to be prohibited by or invalid under applicable law, the prohibited or invalid provision(s) shall be modified or deleted and enforced to the maximum reasonable extent allowed by law to protect the legitimate business interests of the Company. However, the Parties have carefully read and understand the provisions herein and agree that all aspects of this Agreement are reasonable. Further, each of the restrictions in this Agreement shall be construed as independent covenants, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions contained herein.

(f) Tolling. If the Employee violates any of the terms of the restrictive covenant obligations articulated in this Section 8, the term of the obligation at issue will be tolled for the period during which the Employee is in violation and will be deemed to run from the first date on which the Employee ceases to be in violation of such obligation.

(g) Notice to Subsequent Employer. When the Employee’s employment with the Company terminates for any reason, the Employee agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement prior to accepting an offer of employment. The Employee authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Employee’s subsequent or anticipated future employer.

(h) Non-Disparagement. The Employee agrees and covenants that the Employee will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or untrue disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, investors and other associated third parties.

9. Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee’s employment or (b) the Company’s request at any time during the Employee’s employment, the Employee shall (i) provide or return to the Company any and all Confidential Information, Company property, and all other documents, data, and materials belonging to the Company and stored in any fashion that are in the possession or control of the Employee; and (ii) (with the Company’s written permission) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Employee’s possession or control. Employee agrees to provide the Company access to any personally owned devices, networks, storage locations or media to confirm Employee’s compliance with the terms of this Section 9.

10. Cooperation. The Parties agree that certain matters in which the Employee will be involved during the term may necessitate the Employee’s cooperation after the end of the Employee’s employment. Accordingly, following the termination or resignation of the Employee’s employment for any reason, to the extent requested by the Company, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company, including, but not limited to, successfully transferring current and prospective client and other business relationships to the Employee’s successor, successfully transferring current projects to the Employee’s successor, and assisting the Company’s counsel with pending or future legal matters.

11. Representation. The Employee represents and warrants to the Company, and the Employee acknowledges that the Company has relied on such representations and warranties in employing the Employee, that neither the Employee’s duties as an employee of the Company nor the Employee’s performance of this Agreement will breach any other agreement to which the Employee is a party, including without limitation, any agreement or obligation with a former employer or any agreement or obligation limiting the use or disclosure of any information acquired by the Employee prior to the Employee’s employment by the Company. In the course of performing the Employee’s work for the Company, the Employee will not disclose or make use of any information, documents or materials that Employee is under any obligation to any other party to maintain in confidence.

12. Notice Regarding Trade Secrets. The Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

13. Conflicting Duties. The Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement. The Company agrees that the Employee may, during the Term of this Agreement, perform services for Ballengee Holdings, LLC, so long as such services are not inconsistent with the provisions of this Agreement and Employee is still able to work full-time for the Company.

14. Miscellaneous. The Parties further agree as follows:

(a) Time. Time is of the essence with respect to this Agreement.

(b) Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by facsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Vivakor Administration, LLC
5220 Spring Valley Rd., Ste. 500 Dallas, TX 75254 Attn: Legal Email pknapp@vivakor.com

To the Employee:	Andre Johnson
[________________] [________________] Cell: [_____________] Email: andrejohnson1@gmail.com

(c) Assignment. The Company may assign this Agreement in whole upon the written consent of Employee, which shall not be unreasonably denied or delayed. The Employee may not assign this Agreement in whole or in part.

(d) Governing Law; Venue. This Agreement shall be interpreted in accordance with the laws of the State of Texas, without regard to its rules regarding conflicts of laws. Any proceeding or other legal action arising out of or relating to this Agreement or the enforcement of any provision of this Agreement that is not subject to arbitration under Section 7 shall exclusively be brought or otherwise commenced in any state or federal court located in Dallas County, Texas, and the parties irrevocably submit to the exclusive jurisdiction of such courts.

(e) Construction. This Agreement is intended to be interpreted according to its plain meaning within the four corners of the document. Headings are used for reference only and are not intended to have any binding effect on the construction hereof.

(f) Severance. If any provision of this Agreement or the application thereof is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision, shall not be affected thereby, and each other term and provision of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

(g) Entire Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter contemplated herein. Each and every prior agreement, whether oral or written, concerning the Employee’s employment is hereby expressly superseded and replaced by this Agreement, including, but not limited to, the Endeavor Employment Agreement. This Agreement may not be modified except in a writing signed by both parties.

(h) Binding Effect. This Agreement shall be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof.

[Signature page(s) follow; the remainder of this page is intentionally blank.]

COMPANY’S SIGNATURE PAGE

IN WITNESS WHEREOF, the duly authorized representatives of the Company have executed and entered into this Agreement as of the Effective Date.

COMPANY:

VIVAKOR ADMINISTRATION, LLC,
a Texas limited liability company

By:
Name:	James H. Ballengee
Title:	Chairman, President & CEO

EMPLOYEE’S SIGNATURE PAGE

IN WITNESS WHEREOF, the Employee has executed and entered into this Agreement as of the Effective Date.

EMPLOYEE:

Andre Johnson, individually

EXHIBIT “A”

FORM OF

GENERAL RELEASE AND WAIVER

For and in consideration of the payments and benefits due to the undersigned under that certain Employment Agreement dated February 12, 2025, executed by and between Vivakor Administration, LLC, as Company, and Andre Johnson, as Employee (the “Employment Agreement”), and for other good and valuable consideration, the undersigned (the “Employee”) hereby agrees, for the Employee, the Employee’s spouse and child or children (if any), the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue Vivakor Administration, LLC, any of its parents, members, subsidiaries, or any of their affiliates (collectively, the “Company”), or any of their predecessors, successors, or assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims relating to the Employee’s employment or other service relationship with the Released Parties, including but not limited to any claims arising out of, or related to the Employee’s compensation as an employee or other service provider of or to the Released Parties, or the Employee’s separation from employment with the Released Parties, in each case which the Employee now has or may have against the Released Parties, whether known or unknown to the Employee, by reason of facts which have occurred on or prior to the date that the Employee has signed this Release. Such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including, without limitation, the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all federal, state, foreign or local laws regarding employment discrimination or wage payment and/or federal, state, foreign or local laws of any type or description regarding employment.

The Employee has read this Release carefully, acknowledges that the Employee has been given at least forty-five (45) days to consider all of its terms and has been advised to consult with an attorney and any other advisors of the Employee’s choice prior to executing this Release, and the Employee fully understands that by signing below the Employee is voluntarily giving up rights which the Employee may have to sue or bring any other claims against the Released Parties, including rights and claims under the Age Discrimination in Employment Act. The Employee also understands that the Employee has a period of seven (7) days after signing this Release within which to revoke his or her agreement, and that neither the Company nor any other person is obligated to make the payments or provide the benefits under the Employment Agreement that are conditioned upon the execution and non-revocation of this Release until eight (8) days have passed since the Employee’s signing of this Release without the Employee’s signature having been revoked. Finally, the Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not: (i) affect any rights of the Employee to indemnification or liability insurance coverage the Employee may have under the by- laws (or similar governing documents) of any entity constituting the Company or applicable law, (ii) release any claim that cannot be released as a matter of applicable law, (iii) bar Employee’s right to file an administrative charge with the Equal Employment Opportunity Commission (EEOC) and/or to participate in an investigation by the EEOC, although this Release does bar Employee’s right to recover any personal relief if Employee or any person, organization, or entity asserts a charge on Employee’s behalf, including in a subsequent lawsuit or arbitration, (iv) release the Company’s legally binding obligations under the Employment Agreement, (v) claims to any benefit entitlements vested as the date of separation of Employee’s employment, or (vi) release any of the Employee’s rights as a holder of vested equity securities or options or other rights in respect thereof.

The Employee has not been forced or pressured in any manner whatsoever to sign this Release, and the Employee agrees to all of its terms voluntarily. This Release shall be governed by Texas law, without regard to its rules regarding conflicts of laws.

EMPLOYEE:

[EXHIBIT ONLY—DO NOT EXECUTE]
Andre Johnson, individually

EXHIBIT “B”

FORM OF

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”) is made and entered into as of February 12, 2025, by and between Vivakor, Inc., a Nevada corporation (the “Company”) and the undersigned holder of shares of the Company’s common stock (the “Holder” and, together with the Company, the “Parties”). For all purposes of this Agreement, “Holder” includes any affiliate or controlling person of Holder, and any other agent, representative or other person with whom Holder is acting in concert.

WHEREAS, the Parties have entered into that certain Employment Agreement (the “Employment Agreement”), dated February 12, 2025, by and between the Company and the Holder, pursuant to which, and subject to the terms and conditions set forth therein, the Company will employ the Holder as an officer of the Company;

WHEREAS, pursuant to the Employment Agreement, the Holder will receive shares of the Company’s common stock, par value $0.001 per share, as a Signing Bonus and additional shares as part of his annual compensation , and may receive additional shares as a part of any bonus (together, the “Lock-Up Securities”);

WHEREAS, as a condition and inducement to the willingness of the Company to consummate the transactions contemplated by the Employment Agreement, the Holder has agreed to certain transfer restrictions with respect to the Lock-Up Securities held by the Holder immediately following the granting and award thereof (the “Granting Date”).

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Holder and the Company hereby agree as follows:

1. Lock-Up Period. The Holder agrees that, from the Granting Date until a date that is eighteen (18) calendar months from the date thereof (such period, the “Lock-Up Period”), the Holder shall be subject to the lock-up restrictions set forth in Section 2 below.

2. Lock-Up Restriction.

(a) Lock-Up. During the Lock-Up Period, the Holder will not offer, sell, contract to sell, or otherwise transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the sale, transfer or disposition, whether by actual or effective economic sale or disposition due to cash settlement or otherwise) by the Holder or any affiliate of the Holder or any person in privity with the Holder or any affiliate of the Holder), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, with respect to the Lock-Up Securities, unless such transaction is a Permitted Disposition (as defined below).

(b) Permitted Disposition. A “Permitted Disposition” shall include the following: (i) transfers of Lock-Up Securities to a trust or affiliated entity for the benefit of the undersigned or as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member of the undersigned (for purposes of this Lock-Up Agreement, “family member” means any relationship by blood, marriage or adoption, not more remote than the second degree or consanguinity or affinity); (ii) transfers of Lock-Up Securities to a charitable organization or educational institution; (iii) transfers of the Lock-Up Securities by the Holder upon the prior written consent of the Company; provided that in the case of any transfer pursuant to the foregoing clauses (i) - (iii), (A) any such transfer shall not involve a disposition for value, (B) each transferee shall sign and deliver to the Company a lock-up agreement substantially in the form of this Lock-Up Agreement and (C) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made, or (iv) a pledge or hypothecation of the Lock-Up Securities as collateral for indebtedness.

(c) Stop Orders. The Holder further acknowledges and agrees that the Company is authorized to, and the Company agrees to, place “stop orders” on its books to prevent any transfer of any Lock-Up Securities of the Company held by the Holder in violation of this Lock-Up Agreement. The Company agrees not to allow any transaction to occur that is inconsistent with this Lock-Up Agreement.

3. Miscellaneous.

(a) At any time, and from time to time, after the signing of this Lock-Up Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Lock-Up Agreement.

(b) This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either Party against the other concerning the transactions contemplated by this Lock-Up Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The Parties hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on forum non conveniens. The Parties hereto and to any other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs. In the event that any provision of this Lock-Up Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c) Any and all notices or other communications given under this Lock-Up Agreement shall be in writing and shall be deemed to have been duly given on (i) the date of delivery, if delivered in person to the addressee, (ii) the next business day if sent by overnight courier, or (iii) three (3) days after email, read receipt requested, to the party entitled to receive same, at his or its address or email address set forth below:

If to the Company:

Vivakor, Inc.

5220 Spring Valley Rd., Ste. 500

Dallas, TX 75254

Attn: Pat Knapp

Email: pknapp@vivakor.com

If to the Holder:

Andre Johnson

[________________]

[________________]

(d) The restrictions on transfer described in this Lock-Up Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

(e) This Lock-Up Agreement shall not be assigned in whole or in part, without the prior written consent of the other Party. Except as otherwise provided herein, this Lock-Up Agreement shall be binding upon Holder, its legal representatives, and permitted successors and assigns.

(f) This Lock-Up Agreement may be executed and delivered in two or more counterparts (including by means of electronic mail), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) The Company agrees not to take any action or allow any act to be taken which would be inconsistent with this Lock-Up Agreement.

(h) The terms and provisions of this Lock-Up Agreement may only be amended by a written instrument signed by the Company and the Holder.

[Signature page follows; the remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Parties hereto and/or their duly authorized representatives have executed and entered this Lock-Up Agreement as of the date first above written.

COMPANY:

VIVAKOR, INC., a Nevada corporation

By:	[EXHIBIT ONLY—DO NOT EXECUTE]
Name:	[●]
Title:	[●]

HOLDER:

[EXHIBIT ONLY—DO NOT EXECUTE]
Andre Johnson